Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to Common Stock of Prenetics Global Limited dated as of 30 December 2022 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: 16 January 2023

Eastspring Investments (Singapore) Limited

By:

Name: Lim Siew May

Title: Assistant Director - Global Shareholding Reporting

Prudential Hong Kong Limited

By:

Name: Dicky Lam

Title: Chief Financial Officer